Exhibit 99.1

Major HDTV Brand Signs WiSA E 5-Year License

First Licensee of WiSA E Software Ships 10+ Million HDTVs Annually

Beaverton, Ore.--(December 4, 2023)— WiSA Association, a subsidiary of WiSA Technologies, Inc. (NASDAQ: WISA), announces its first licensee of WiSA E software. The licensee, a global brand with over 10 million HDTVs sold annually, will now be able to provide its consumers with a range of wireless immersive audio options including full interoperability with any of the WiSA E-enabled speakers offered by the many WiSA Association speaker brands. The 5-year license allows the licensee to implement WiSA E wireless immersive audio transmitter technology in any or all the member’s HDTV platforms.

“We are pleased that our first licensee of WiSA E technology is a well-known global HDTV brand,” said Tony Ostrom, president of the WiSA Association. “We launched this special licensing program for WiSA Association members 60 days ago and have been thrilled at the overwhelming positive member reaction. We fully expect many other HDTV, soundbar, and projector brands to follow suit.”

WiSA E entails a full suite of audio features that define how audio should be experienced across HDTVs, soundbars, projectors, mobile devices, set--top boxes and speakers. For licensees, WiSA E is a complete embedded audio solution that touches the entire sound ecosystem.

●	High-quality multichannel audio transport over standard Wi-Fi
●	Embedded design programs for Android and Linux to support porting of WiSA E software onto popular HDTV SoC providers such as Realtek, Amlogic, Mediatek, and Novatek
●	WiSA-certified IoT modules for cost-effective integration with interoperable WiSA E-enabled speakers
●	Universal control across all audio platforms with WiSA Connect - a set of tested API commands that significantly reduce code complexity and development time
●	Multiple manufacturing capabilities to optimize licensees’ production flows

“WiSA E was designed to give brands powerful options to cost-effectively improve their audio offering to their customers,” said Ostrom. “By licensing WiSA E, brands can embed superior audio performance in their products while reducing overall BOM cost.”

The WiSA Association includes more than 70 leading speaker and HDTV brands focused on growing the wireless immersive audio ecosystem by providing stunning immersive audio experiences to consumers at all price points. Current WiSA HDTV Association members include LG, TCL, Hisense, Skyworth, and Bang & Olufsen.

WiSA E Demonstration at CES 2024

WiSA Technologies will be demonstrating WiSA E at its suite at CES 2024. For more information about CES or the WiSA E licensing program, contact Tony Ostrom, president of the WiSA Association at tostrom@wisatechnologies.com.

Find out more about the WiSA Association at www.wisatechnologies.com.

About the WiSA Association

WiSA® educates, evangelizes and promotes solutions for spatial audio in the home. Working in collaboration with technology developed by WiSA Technologies, Inc., WiSA Association engages with leading consumer electronics companies, technology providers, retailers, and ecosystem partners to make immersive audio an experience everyone can enjoy. WiSA, LLC - the Wireless Speaker and Audio Association - is a wholly owned subsidiary of WiSA Technologies, Inc. For more information about WiSA, please visit: www.wisatechnologies.com.

About WiSA Technologies, Inc.

WiSA Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung; LG; Hisense; TCL; Bang & Olufsen; Platin Audio; and others, the company delivers immersive wireless sound experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. WiSA Technologies, Inc. is a founding member of WiSA™ (the Wireless Speaker and Audio Association) whose mission is to define wireless audio interoperability standards as well as work with leading consumer electronics companies, technology providers, retailers, and ecosystem partners to evangelize and market spatial audio technologies driven by WiSA Technologies, Inc. The company is headquartered in Beaverton, OR with sales teams in Taiwan, China, Japan, Korea, and California.

© 2023 WiSA Technologies, Inc. All rights reserved. WiSA Technologies, Inc. and the WiSA Technologies, Inc. logo are trademarks of WiSA Technologies, Inc. The WiSA logo, WiSA®, WiSA Ready™, and WiSA Certified™ are trademarks and certification marks of WiSA, LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements, including statements herein regarding our business opportunities and prospects, as well as our licensing initiatives and expectations, are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties regarding, among other items: the degree to which the licensee implements the licensed technology into its products, if at all; the timeline to any such implementation; our current liquidity position and the need to obtain additional financing to support ongoing operations; general market, economic and other conditions; our ability to continue as a going concern; our ability to maintain the listing of our common stock on Nasdaq; our ability to manage costs and execute on our operational and budget plans; our ability to achieve our financial goals; and other risks as more fully described in our filings with the U.S. Securities and Exchange Commission. The information in this press release is provided only as of the date of this press release, and we undertake no obligation to update any forward-looking statements contained in this press release based on new information, future events, or otherwise, except as required by law.